Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-282311) and on Form S-8 (Nos. 333-252690, 333-278478 and 333-278479) of Vireo Growth Inc. and the inclusion in this Current Report on Form 8-K of Vireo Growth Inc. of our report dated February 27, 2025, relating to the consolidated financial statements of WholesomeCo, Inc. as of December 31, 2024 and 2023 and for the years then ended.

/s/ Tanner LLC

Lehi, Utah

May 12, 2025